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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the inclusion of our report dated September 21, 2001 (except for Note 6 which is as of October 4, 2001), with respect to the balance sheet of Primary Webworks, Inc. d/b/a Vertecon, Inc. as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 2000, which report appears in Amendment No. 3 to the Form S-4 of Perficient, Inc. dated March 25, 2002, and to the reference to our firm under the heading "Experts" in the prosepectus.

        Our report dated September 21, 2001 (except for Note 6 which is as of October 4, 2001), contains an explanatory paragraph that states that the Company has experienced losses from operations and deficits in cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

St. Louis, Missouri
March 25, 2002

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INDEPENDENT AUDITORS' CONSENT